Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

 AmpliPhi Biosciences Reports Second Quarter 2018 Financial Results and

Business Highlights

•	19 patients at 7 hospitals, with serious or life-threatening infections not responding to antibiotics, have been treated with AB-SA01 or AB-PA01 under single-patient expanded access program
•	AmpliPhi has scheduled meetings with the FDA in August and September to discuss the regulatory path forward for AB-SA01 and AB-PA01

San Diego (August 9, 2018) – AmpliPhi Biosciences Corporation (NYSE American: APHB), a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced financial results for the second quarter ended June 30, 2018. AmpliPhi Biosciences will not be conducting a conference call in conjunction with this financial release.

“I’m delighted to report that we have made substantial progress with our expanded access program for AB-SA01 and AB-PA01,” said Paul C. Grint, M.D., CEO of AmpliPhi Biosciences. “As of today, we have treated a total of nineteen patients at seven different hospitals and we are encouraged by the results. We are analyzing the data and plan to share a more detailed update in the near future. We look forward to our two meetings with the FDA over the next two months, the goal of which is to obtain important clinical development feedback for Phase 2 and potentially pivotal trials in one or more indications.”

Recent Business Highlights

•	Two meetings are scheduled with the FDA for August and September to discuss Phase 2 trial plans and the path forward to regulatory approval for investigational drug candidates AB-SA01, targeting Staphylococcus aureus (S. aureus), and AB-PA01, targeting Pseudomonas aeruginosa (P. aeruginosa).

•	North America’s first Center for Innovative Phage Applications and Therapeutics (IPATH) was launched by UC San Diego (UCSD) in June 2018 with AmpliPhi as an industry partner. As part of the IPATH launch, UCSD announced the successful case of a patient treated with AmpliPhi’s AB-SA01. Prior to phage therapy, the patient had a persistent S. aureus ventricular assist device infection that was not eradicated for three years despite antibiotic treatment.

•	Presented four case studies of critically ill patients suffering from severe S. aureus bloodstream infections, who received treatment with AB-SA01, at the American Society for Microbiology (ASM) Microbe 2018 annual meeting in Atlanta in June 2018. In all cases, standard medical and surgical therapy was considered inadequate before starting bacteriophage therapy. AB-SA01 was well-tolerated and bacterial elimination was demonstrated in three out of four patients.

•	Presented a successful case study of a patient with cystic fibrosis (CF), suffering from recurrent multi-drug resistant (MDR) P. aeruginosa pneumonia and multiple CF exacerbations, who received treatment with AB-PA01, at the 41st European Cystic Fibrosis Conference in Belgrade, Serbia, in June 2018. Prior to treatment with AB-PA01, the patient received multiple courses of antibiotics, including colistin, but due to renal failure, colistin administration was discontinued. Treatment with AB-PA01 was well tolerated and the patient’s infection resolved. No recurrence of pneumonia or CF exacerbation was reported during the two-month follow-up period after the completion of treatment with AB-PA01. The patient’s renal failure resolved.

•	Presented a successful case study of a lung transplant recipient suffering from recurrent episodes of MDR P. aeruginosa pneumonia who received treatment with bacteriophage therapeutics, including AB-PA01, at the International Society of Heart and Lung Transplant Annual Meeting in Nice, France, in April 2018. The patient clinically responded to bacteriophage and antibiotic therapy with resolution of pneumonia and improved respiratory status.

•	Utilized the Therapeutic Development Services funded by the National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH), to conduct further preclinical studies of AB-SA01. The Therapeutic Development Services program funds the provision of preclinical services for selected companies and researchers in order to advance development of promising interventional agents.

Second Quarter and Six Months Ended June 30, 2018 Financial Results

•	Research and development (R&D) expenses for the second quarter of 2018 were $1.7 million compared to $1.1 million for the second quarter of 2017, primarily attributable to a $0.2 million increase in professional and consulting fees and a $0.2 million increase in clinical costs.

•	R&D expenses for the six months ended June 30, 2018 increased by $0.6 million to $3.2 million from $2.6 million for the six months ended June 30, 2017, primarily due to an increase in clinical costs.

•	General and administrative (G&A) expenses were $1.4 million for the second quarter of 2018 compared to $2.8 million for the second quarter of 2017. The decrease was primarily due to lower payroll-related costs, lower legal and professional fees, as well as a $0.6 million decrease in non-cash stock-based compensation and other non-cash charges.

•	G&A expenses for the first six months of 2018 decreased by $1.7 million to $3.0 million from $4.7 million for the first six months of 2017. The decrease was primarily attributable to a decrease in the items described above for the second quarter comparison.

•	Net cash used in operating activities for the six months ended June 30, 2018 was $5.7 million compared to $6.2 million for the six months ended June 30, 2017.

•	Cash and cash equivalents as of June 30, 2018 totaled $5.8 million.

•	In July 2018, the Company received $1.2 million of tax rebate incentive payments in cash from the Australian tax authority. The incentive payments are based on R&D activities in Australia in 2017.

•	As of August 6, 2018, there were 16.5 million shares of common stock outstanding.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections using its proprietary bacteriophage-based technology. AmpliPhi’s lead product candidates, AB-SA01 and AB-PA01, target multidrug-resistant Staphylococcus aureus and Pseudomonas aeruginosa, which are included on the WHO’s 2017 Priority Pathogens List. Phage therapeutics are uniquely positioned to address the threat of antibiotic-resistance as they can be precisely targeted to kill select bacteria, have a differentiated mechanism of action, can penetrate and disrupt biofilms (a common bacterial defense mechanism against antibiotics), are potentially synergistic with antibiotics and have been shown to restore antibiotic sensitivity to drug-resistant bacteria.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding: the potential benefits of phage therapy; the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics or are associated with biofilms; and AmpliPhi’s scheduled meetings with the FDA in August and September 2018 and the anticipated benefits therefrom. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in these forward-looking statements are risks and uncertainties associated with bacteriophage product candidate development, both generally and specifically through expanded access regulations, AmpliPhi’s financial condition, and other risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (SEC), and AmpliPhi’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

At the Company:

Matthew Dansey

AmpliPhi Biosciences

(858) 800-4869

md@ampliphibio.com

Investor Relations:

Robert H. Uhl

Westwicke Partners

(858) 356-5932

robert.uhl@westwicke.com

AmpliPhi Biosciences Corporation

Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$5,798,000	$5,132,000
Prepaids and other current assets	322,000	253,000
Total current assets	6,120,000	5,385,000
Property and equipment, net	678,000	816,000
Intangible assets, net	4,922,000	4,937,000
Total assets	$11,720,000	$11,138,000

Liabilities and stockholders’ equity
Total current liabilities	$2,049,000	$1,968,000
Derivative liabilities	185,000	292,000
Deferred tax liability	1,147,000	1,147,000
Total liabilities	3,381,000	3,407,000

Stockholders’ equity	8,339,000	7,731,000
Total liabilities and stockholders’ equity	$11,720,000	$11,138,000

AmpliPhi Biosciences Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$28,000	$-	$57,000
Operating expenses:
Research and development	1,692,000	1,130,000	3,156,000	2,620,000
General and administrative	1,360,000	2,784,000	2,951,000	4,682,000
Impairment charges	-	5,800,000	-	5,800,000
Total operating expenses	3,052,000	9,714,000	6,107,000	13,102,000
Loss from operations	(3,052,000)	(9,686,000)	(6,107,000)	(13,045,000)
Other income (expense):
Change in fair value of derivative liabilities	2,000	1,920,000	(77,000)	2,034,000
Other income, net	-	3,000	-	2,000
Total other income (expense), net	2,000	1,923,000	(77,000)	2,036,000
Loss before income taxes	(3,050,000)	(7,763,000)	(6,184,000)	(11,009,000)
Income tax benefit	-	1,302,000	-	1,302,000
Net loss	$(3,050,000)	$(6,461,000)	$(6,184,000)	$(9,707,000)
Net loss per share, basic	$(0.19)	$(1.21)	$(0.42)	$(2.76)
Weighted average shares outstanding, basic	16,464,675	5,350,930	14,890,164	3,514,181
Net loss per share, diluted	$(0.19)	$(1.46)	$(0.42)	$(3.09)
Weighted average shares outstanding, diluted	16,464,675	5,519,895	14,890,164	3,652,501

AmpliPhi Biosciences Corporation

Condensed Consolidated Statement of Cash Flows

	Six Months Ended June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(6,184,000)	$(9,707,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	77,000	(2,034,000)
Impairment charges	-	5,800,000
Stock-based compensation	246,000	470,000
Deferred taxes	-	(1,302,000)
Depreciation and amortization	193,000	185,000
Other non-cash adjustments, net	-	18,000
Changes in operating assets and liabilities, net	(41,000)	340,000
Net cash used in operating activities	(5,709,000)	(6,230,000)
Investing activities:
Purchases of property and equipment	(31,000)	(7,000)
Net cash used in investing activities	(31,000)	(7,000)
Financing activities:
Proceeds from sale of common stock, net of offering costs	6,203,000	9,690,000
Other financing activities	203,000	(202,000)
Net cash provided by financing activities	6,406,000	9,488,000
Net increase in cash and cash equivalents	666,000	3,251,000
Cash and cash equivalents, beginning of period	5,132,000	5,711,000
Cash and cash equivalents, end of period	$5,798,000	$8,962,000